AMENDMENT TO DOMESTIC CUSTODY AGREEMENT

AND GLOBAL CUSTODY RIDER

This AMENDMENT, effective April 1, 2015, is to the DOMESTIC CUSTODY AGREEMENT, dated as of April 4, 2008 (as amended from time to time, the “Agreement”) and the GLOBAL CUSTODY RIDER TO THE AGREEMENT (as amended from time to time, the “Rider”), both by and between J.P. MORGAN CHASE BANK, NATIONAL ASSOCIATION (the “Bank”) and The VANTAGEPOINT FUNDS, on behalf of itself and each of the series listed on Appendix A thereto (each such fund a “Customer”).

WHEREAS, the Bank and the Customer desire to amend the Agreement and Rider as set forth below.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	AMENDMENTS.

(a)	Appendix A of the Agreement shall be replaced with the Appendix A attached to this Amendment.

(b)	Following the expiration of the Agreement’s current term, the term of the Agreement shall be extended for an additional one (1) year term beginning April 1, 2015 and ending April 1, 2016.

(c)	Schedule A – Fees of the Agreement shall be replaced with the Schedule A attached to this Amendment. New fees shall be in effect beginning April 1, 2015. Bank will guarantee to maintain fees for Customer at the rates set forth in Schedule A for a one year period beginning on April 1, 2015. Should Customer’s relationship with Bank materially change during this period, each party reserves the right in good faith to seek changes to the rates set forth in Schedule A, provided that any amendments to Schedule A’s fee schedule shall be agreed upon in writing and signed by both parties.

2.	MISCELLANEOUS.

(a)	Except as amended hereby, all other terms and conditions of the Agreement remain unchanged and the Agreement shall remain in full force and effect.

(b)	Terms not defined in this Amendment shall have the meaning assigned to them in the Agreement.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

THE VANTAGEPOINT FUNDS

By:
Angela Montez
Secretary

Approved by:

Name:
Title:

APPENDIX A

FUNDS (each a “Customer”)

Vantagepoint Aggressive Opportunities Fund	Vantagepoint Milestone Retirement Income Fund
Vantagepoint Discovery Fund	Vantagepoint Milestone 2010 Fund
Vantagepoint Diversifying Strategies Fund	Vantagepoint Milestone 2015 Fund
Vantagepoint Equity Income Fund	Vantagepoint Milestone 2020 Fund
Vantagepoint Growth Fund	Vantagepoint Milestone 2025 Fund
Vantagepoint Growth & Income Fund	Vantagepoint Milestone 2030 Fund
Vantagepoint High Yield Fund	Vantagepoint Milestone 2035 Fund
Vantagepoint Inflation Focused Fund	Vantagepoint Milestone 2040 Fund
Vantagepoint International Fund	Vantagepoint Milestone 2045 Fund
Vantagepoint Low Duration Bond Fund	Vantagepoint Milestone 2050 Fund
Vantagepoint Select Value Fund	Vantagepoint 500 Stock Index Fund
Vantagepoint Model Portfolio All-Equity Growth Fund	Vantagepoint Broad Market Index Fund
Vantagepoint Model Portfolio Conservative Growth Fund	Vantagepoint Core Bond Index Fund
Vantagepoint Model Portfolio Long-Term Growth Fund	Vantagepoint Mid/Small Company Index Fund
Vantagepoint Model Portfolio Traditional Growth Fund	Vantagepoint Overseas Equity Index Fund

SCHEDULE A

FEES

Custody	*All Fees in: US Dollars

Safekeeping and administration charges are applied to the market value of assets held at the end of the billing period. Transaction charges are applied to all securities transactions (including receives/delivers versus payment and free receives/delivers), effected during the billing period. Transaction prices below presume that J.P. Morgan receives valid instructions in an electronic format that enables straight-through processing (STP), when applicable; trade instructions that require manual input or repair will incur a surcharge.

Country of Settlement	Safekeeping & Administration	Transactions (Buys/Sells, Receive/Deliver Free)
	Basis Point Fee	Fee per STP Transaction
Argentina	15.00	45.00
Australia	1.00	15.00
Austria	2.00	25.00
Bahrain	35.00	75.00
Belgium	2.00	25.00
Bermuda	45.00	20.00
Brazil	8.00	45.00
Canada	1.00	20.00
Chile	15.00	45.00
China	15.00	45.00
Colombia	30.00	65.00
Cyprus	15.00	45.00
Czech Republic	15.00	45.00
Denmark	1.00	20.00
Egypt	15.00	45.00
Euroclear	1.00	20.00
Finland	1.00	20.00
France	1.00	15.00
Germany	1.00	15.00
Greece	6.00	45.00
Hong Kong	1.50	20.00
Hungary	15.00	45.00
Iceland	20.00	45.00
India	8.00	35.00
Indonesia	8.00	35.00
Ireland	2.00	25.00
Israel	15.00	45.00
Italy	2.00	25.00

Country of Settlement	Safekeeping & Administration	Transactions (BuysSells, Receive/Deliver Free)
	Basis Point Fee	Fee per STP Transaction
Japan	0.85	10.00
Jordan	30.00	75.00
Korea	6.00	35.00
Latvia	20.00	45.00
Luxembourg	4.00	50.00
Malaysia	5.00	35.00
Malta	20.00	45.00
Mauritius	35.00	80.00
Mexico	5.00	35.00
Netherlands	1.00	20.00
New Zealand	2.00	20.00
Norway	1.00	20.00
Oman	30.00	80.00
Pakistan	25.00	75.00
Peru	25.00	55.00
Philippines	8.00	35.00
Poland	15.00	45.00
Portugal	2.00	20.00
Romania	30.00	75.00
Russia	15.00	45.00
Saudi Arabia	20.00	80.00
Singapore	4.00	30.00
Slovak Republic	25.00	50.00
Slovenia	20.00	50.00
South Africa	5.00	35.00
Spain	1.00	20.00
Sri Lanka	20.00	45.00
Sweden	1.00	20.00
Switzerland	1.00	20.00
Taiwan	10.00	45.00
Thailand	6.00	35.00
Turkey	8.00	35.00
Ukraine	35.00	80.00
United Arab Emirates	30.00	80.00
United Kingdom	0.75	10.00
United States	0.12	Waived
Venezuela	25.00	75.00

U.S. Transaction Fees	Fee per Transaction
Transactions - DTC	Waived
Transactions - FBE	Waived
Transactions - Physical/Private Placement	15.00
Futures/Options	Waived

U.S. Asset Servicing Transaction Fees	Fee per Transaction
Redemption - Book Entry	Waived
Redemption - Physical/Private Placement	15.00
Called Bonds	Waived

Other Transaction Fees	Fee per Transaction
Checks	Waived
Wires	5.00
Interaccount Transfer (Cash and Securities, per side)	Waived
Memo Posting *	Waived
Time Deposits	At Market Rate
Cancelled Trade (in addition to transaction charge)	At Market Rate
Amendments (in addition to transaction charge)	At Market Rate
Manual Instruction Surcharge (in addition to transaction charge) **	25.00
Electronic Non-STP Surcharge (in addition to transaction charge) ***	25.00
Manual Corporate Action Instruction	25.00
Proxy (per vote per account)	20.00

*	Memos: This fee is generated when assets that are not custodied or controlled by J.P. Morgan are posted to the client’s custody account. The fee includes memos that are posted for repo transactions. Other examples may include non-securitized assets that are requested by the client to be posted as an asset to the custody record, such as fund of fund positions, derivatives, bank loans or time deposits.
**	Manual Instruction Surcharge: This fee will be generated in addition to standard transaction charges for all faxed instructions sent to J.P. Morgan.
***	Electronic Non-STP Surcharge: This fee will be generated in addition to standard transaction charges for all instructions sent to J.P. Morgan that failed STP due to client instruction error.

Class Action Filing Service (Note: Optional Service - Separate agreement is required for the implementation of the service)

Service Fees	Fee per Transaction
Class Actions (per filing per account)	$500.00

J.P, Morgan offers a separate value adding service for filing on settled class actions. This service covers settled class actions in United States, Canada and Netherlands. A settled class action is defined as a class action settlement that has been settled and approved by the court or regulator where a participant does not have to ‘opt-in’ prior to the law suit reaching settlement